Exhibit-99(n)(i)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and to the use of our report dated January 19, 2007, in this Pre-Effective Amendment No. 4 to the Registration Statement (Form N-2) (No. 333-138141) of The Gabelli Global Deal Fund.
/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP
Philadelphia, Pennsylvania
January 24, 2007